Exhibit 10.43
NOVINT TECHNOLOGIES, INC.
2004 STOCK INCENTIVE PLAN
ADDENDUM NO. 1
     The undersigned, Thomas G. Anderson, the duly elected and acting President of Novint Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify that on November 1, 2006, the Board of Directors of the Corporation approved the following changes to the 2004 Stock Incentive Plan (the “Plan”):
     Section V(A) of the Plan is hereby amended to read in its entirety:
     The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 7,500,000 shares.
     Wherefore, I have set my hand this 1st day of November 2006.

Thomas G. Anderson
/s/ Thomas G. Anderson
President